Exhibit 99.2
IsoTis Reports Q2 2007 Results
and Recommends Stockholders Approve Merger with Integra LifeSciences
IRVINE, CA, USA, — August 7, 2007 — IsoTis, Inc (NASDAQ: ISOT), an orthobiologics company, today reported its results for the second quarter and six months ended June 30, 2007. Product revenues were $10.4 million for the second quarter of 2007, representing a 4% decrease over product revenues of $10.8 million for the second quarter of 2006. For the first six months of 2007, product revenues were $20.3 million, representing a 1% decrease over product revenues of $20.5 million for the same period in 2006. Total revenue including income from the transfer of IsoTis’ intellectual property rights for PolyActive to OctoPlus (Euronext: OCTO) and the extension of the company’s private label agreement with AlloSource, was $14.6 million for the second quarter of 2007 and $24.5 million for the first six months of 2007.
Revenue Analysis
IsoTis’ two chief distribution channels are its U.S. network of independent agents and its network of international distributors, while the remaining portion of its revenues are derived from private label agreements and deferred revenue proceeds. In the second quarter of 2007, revenues from the U.S. network decreased 3% to $6.1 million compared to $6.3 million in the second quarter of 2006, while in the first six months of 2007 revenues from the U.S. network grew 1% to $12.6 million, compared to $12.4 million in the first six months of 2006. In the second quarter of 2007, international revenues grew 20% to $3.0 million compared to $2.5 million in the second quarter of 2006, while in the first six months of 2007 international revenues grew 3% to $5.1 million, compared to $5.0 million in the first six months of 2006.
Results Comparison & Cash Position
Income from operations for the second quarter of 2007 was $0.3 million, compared to a loss from operations of $2.1 million for the second quarter of 2006. In the first six months of 2007, the loss from operations was $5.3 million, compared to $4.6 million in the first six months of 2006.
Due to the impact of other revenue recorded in the second quarter of 2007 in connection with the transfer of our intellectual property rights for PolyActive and the extension of our private label agreement with AlloSource, the net result for the second quarter of 2007 was a profit of $37,000, while for the first half of 2007 we recorded a net loss of $5.0 million.
At June 30, 2007, IsoTis had cash and cash equivalents and restricted cash of $14.4 million.
Recommendation to Accept Terms of Merger with Integra LifeSciences
Earlier today, IsoTis announced a definitive agreement to combine with Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”) in a cash transaction. The Company believes that this strategic combination, unanimously approved by the Board of Directors of IsoTis, will create a global leader in regenerative medicine. The transaction is expected to be completed in the fourth calendar quarter of 2007.
Under the terms of the merger agreement, IsoTis stockholders will receive $7.25 in cash for each share of IsoTis common stock they own. The total consideration of the transaction is approximately $51 million, plus debt assumed at closing.
As disclosed earlier this year, IsoTis embarked on a process to raise capital to fund the Company’s operations with the filing on January 29, 2007 of a registration statement on Form S-1 for a proposed public offering. That registration statement was later withdrawn as a result of a delay in the approval of its 510(k) application with the FDA regarding its Accell products. Still requiring capital, the Company elected to pursue financing in the private markets. The Company successfully secured a $20 million Credit Facility with Merrill Lynch Capital and Silicon Valley Bank on May 30, 2007, which credit facility contains the condition that the Company must raise net proceeds of $18.6 million in new equity capital by August 31, 2007 or repay Merrill Lynch $7.5 million by September 1, 2007.

IsoTis has been unable to negotiate such financing on terms that the Board of Directors deems acceptable for the stockholders.
Without additional financing, the Company will not be able to finance its operations beyond October 2007. Consequently, the Company and its advisors pursued potential strategic partners, resulting in today’s announcement. The transaction is subject to approval by holders of more than 50% of the outstanding shares of IsoTis’ common stock at a special meeting of stockholders to be held later this year, as well as other closing conditions and approvals. The transaction is expected to close in the fourth calendar quarter of 2007. The Board of Directors unanimously approved the agreement and plan of merger with Integra, and unanimously recommends that IsoTis’ stockholders vote in favor of approval and adoption of the agreement.
Pieter Wolters, President and CEO of IsoTis said, “With the challenges of the last quarters, we are happy to have kept the sales of our Accell products at or around the same levels compared with the same periods of last year. As communicated earlier, the U.S. FDA has reinitiated the review of our Accell 510(k) submission, and we are optimistic that a decision will be reached in the next few weeks.
“Our employees and partners have been successful in building IsoTis to a leading orthobiologics company to date. We’re proud of the innovative product and technology platforms we have created, as well as our established distribution channels in the US and overseas. We have been unable to secure the necessary financial resources to support continued growth within the limited period of time and cash available after the regulatory approval delay. The time required to reach cash flow breakeven as a standalone company would require substantial additional capital that has proven to be unavailable on acceptable terms.”
“We have followed Integra’s success in building an industry leader over the years. During our recent discussions with Integra’s team leading to today’s announcement, we were impressed by the capabilities and integrity of their leadership. We are confident that under the new ownership and with Integra’s resources backing us, our products, technology platforms and employees will once again flourish and continue the growth path that we started in 2004.”
“We believe this transaction represents a fair value to our stockholders. For our other stakeholders, the transaction enables both IsoTis and Integra to reach their shared goal of improving patient outcomes in an innovative, cost-effective manner. We are very excited about the benefits this combination of industry leaders will provide to employees, physicians and their patients, and to our business partners. Therefore the Board of Directors unanimously recommends that IsoTis’ stockholders vote in favor of approval and adoption of the agreement.”
Conference Call
IsoTis has scheduled a conference call to discuss these results today August 7, 2007 at 4 p.m. EST (1 p.m. PST, 10 p.m. CET). US Dial In: toll free 1-866-966-5335; UK Dial In 44-20-3023-4442; Continental Europe Dial In: 41-22-592-7103; no password required. Digital playback is available from August 7 at 8:00 p.m. for 24 hours. US Dial In: 1-866-583-1035; European Dial In 41-22-580-3314; playback ID: 573240#. To listen to the conference call live via the internet, visit the Investors section of the IsoTis website at www.isotis.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software.
About IsoTis
IsoTis is an orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
+1 (949) 855-7155	+1 (949) 855-7195 or +41 (21) 620-6011
robert.morocco@isotis.com	hans.herklots@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for, among other things, future operations, strategies, prospects, performance and financial condition and IsoTis’ proposed acquisition by Integra. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “may,” “will,” “might,” “could,” “would,” “continues,” “estimates,” “intends,” “pursues,” “projects,” “goals,” “targets” or the negative or other variations thereof and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations and projections of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations and projections due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to the following factors as well as other factors described from time to time in IsoTis’ reports filed with the SEC: the effects of economic, credit and capital market conditions on the economy in general and on medical device and health care companies in particular; IsoTis’ need to raise additional capital to continue operations; a competitive sales and marketing environment; the timely commencement and success of IsoTis’ clinical trials and research endeavors; delays in receiving U.S. Food and Drug Administration or other regulatory approvals (i.e., EMEA, CE), including the risk that the FDA determines that IsoTis’ Accell Putty and Accell TBM products are not human tissue or class II medical devices, that IsoTis is unable to obtain 510(k) clearance for its Accell products, that the FDA requires IsoTis to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires IsoTis to produce additional clinical data to support approval or clearance of its products, and that the FDA imposes compliance measures against IsoTis for the marketing of its Accell products, including imposing fines and injunctions or causing IsoTis to recall its Accell products; market acceptance of IsoTis’ products; the effectiveness of IsoTis’ distribution channels; the development of competing therapies and/or technologies; the terms of any future strategic alliances; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; and the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 of IsoTis S.A. (the predecessor to IsoTis, Inc.), and IsoTis S.A.’s other reports filed with the SEC, IsoTis S.A.’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX) and the quarterly report on Form 10-Q for the quarter ended March 31, 2007 and other reports filed with the SEC from time to time by IsoTis. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. IsoTis undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information for Investors and Stockholders
IsoTis will file a proxy statement and other relevant materials with the SEC in connection with the proposed merger. IsoTis urges its stockholders to read the proxy statement when it becomes available and any other relevant documents filed by IsoTis with the SEC because they will contain important information.
Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. Documents filed with the SEC by IsoTis will be available free of charge on the investor relations portion of the IsoTis website at www.IsoTis.com.
Participants in the Solicitation
IsoTis, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IsoTis’ stockholders in connection with the merger. The names of

IsoTis’ directors and executive officers and a description of their interests in IsoTis are set forth in IsoTis S.A.’s Annual Report on Form 20-F, which was filed with the SEC on May 11, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of IsoTis’ directors and executive officers in the merger by reading the definitive proxy statement when it becomes available.

IsoTis, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue
Product sales	$10,369,555	$10,766,162	$20,344,044	$20,544,527
Other revenue	4,196,250	—	4,196,250	35,816

Total revenue	14,565,805	10,766,162	24,540,294	20,580,343

Operating expenses
Costs of sales	4,429,513	3,952,695	8,434,209	7,646,523
General and administrative	3,750,605	2,988,899	9,121,686	5,596,094
Sales and marketing	4,529,910	4,219,414	9,134,592	8,533,204
Research and development	1,549,947	1,739,668	3,110,968	3,453,489

Total operating expenses	14,259,975	12,900,676	29,801,455	25,229,310

Income (loss) from operations	305,830	(2,134,514)	(5,261,161)	(4,648,967)
Interest income	40,661	137,402	146,874	278,237
Interest expense	(212,526)	(28,624)	(340,583)	(56,484)
Foreign exchange loss	(67,183)	(4,106,757)	(60,149)	(5,509,544)
Other (expense) income, net	(21,020)	(3,919)	17,385	(3,919)

Net income (loss) before provision for taxes	45,762	(6,136,412)	(5,497,634)	(9,940,677)
Provision for income taxes	4,850	—	9,850	—

Net income (loss) before minority interest	40,912	(6,136,412)	(5,507,484)	(9,940,677)
Minority interest	(3,887)	—	494,633	—

Net income (loss)	37,025	(6,136,412)	(5,012,851)	(9,940,677)

Basic net income (loss) per common share	$0.01	$(0.87)	$(0.78)	$(1.40)

Diluted net income (loss) per common share	$0.01	$(0.87)	$(0.78)	$(1.40)

Weighted average shares used in per share calculation — basic	6,418,046	7,094,046	6,409,193	7,090,699

Weighted average shares used in per share calculation —diluted	6,420,727	7,094,046	6,409,193	7,090,699

The accompanying notes are an integral part of these condensed consolidated financial statements.

IsoTis, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,502,721	$13,362,915
Restricted cash	9,105,643	1,659,787
Trade receivables, net of allowances for doubtful accounts of $689,039 and $616,347 at June 30, 2007 and December 31, 2006, respectively	8,277,162	7,463,194
Inventories	14,893,397	14,211,189
Other receivables	443,679	374,061
Prepaid expenses and other current assets	2,583,280	923,746

Total current assets	39,805,882	37,994,892

Restricted cash	750,000	1,250,000
Property, plant and equipment, net	4,118,044	3,907,175
Goodwill	16,383,069	16,383,069
Intangible assets, net	9,735,056	11,026,656

Total assets	$70,792,051	$70,561,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$3,367,089	$6,707,212
Accrued liabilities	6,301,240	6,560,894
Deferred revenue	1,342,797	1,342,797
Current portion of interest-bearing loans and borrowings	13,137,638	3,751,201

Total current liabilities	24,148,764	18,362,104

Deferred revenue	4,121,240	4,792,638
Interest-bearing loans and borrowings	1,211,722	1,696,963
Other long term liabilities	237,605	279,025

Total liabilities	29,719,331	25,130,730

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock; $0.0001 par value; 100,000,000 shares authorized at June 30, 2007 and December 31, 2006; 6,418,046 issued and outstanding at June 30, 2007 and 7,094,661 issued and outstanding at December 31, 2006 (Note 1)	581	709
Additional paid-in capital	143,496,335	157,595,929
Minority interest (Note 1)	3,933,171	—
Accumulated other comprehensive income	18,393,309	20,141,408
Accumulated deficit	(124,750,676)	(132,306,984)

Total stockholders’ equity	41,072,720	45,431,062

Total liabilities and stockholders’ equity	$70,792,051	$70,561,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

IsoTis, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(5,012,851)	$(9,940,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,774,303	1,669,722
Bad debt expense	63,605	191,348
Gain on sale of assets	—	(642)
Stock-based compensation	962,490	226,087
Minority interest	(494,633)	—
Foreign currency transaction loss	60,149	5,509,544
Change in operating assets and liabilities:
Inventories	(665,376)	(1,047,881)
Trade receivables	(843,869)	(862,124)
Other current assets	(1,721,069)	(87,752)
Deferred revenue	(671,399)	(217,830)
Trade and other payables	(3,603,048)	544,156
Other long term liabilities	(41,420)	—

Net cash used in operating activities	(10,193,118)	(4,016,049)
Cash flows from investing activities
Purchase of property, plant and equipment	(683,335)	(883,073)
Change in restricted cash	(6,930,881)	1,128,164

Net cash (used in) provided by investing activities	(7,614,216)	245,091
Cash flow from financing activities
Proceeds from exercise of stock options	66,173	—
Proceeds from issuance of common shares	—	100,610
Proceeds from interest-bearing loans and borrowings	8,900,158	—
Repayments of interest-bearing loans and borrowings	—	(507,895)

Net cash provided by (used in) financing activities	8,966,331	(407,285)
(Loss) gain on cash held in foreign currency	(19,191)	42,820

Net decrease in cash and cash equivalents	(8,860,194)	(4,135,423)
Cash and cash equivalents at the beginning of period	13,362,915	15,714,442

Cash and cash equivalents at the end of period	$4,502,721	$11,579,019

The accompanying notes are an integral part of these condensed consolidated financial statements.